Exhibit 99.01

Golfsmith Announces Second Quarter 2010 Earnings Results

AUSTIN, July 29, 2010 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the second quarter fiscal 2010 ended July 3, 2010.

Second Quarter Highlights:

•                  Net revenues increased 2.8% to $118.0 million as compared to net revenues of $114.8 million for the second quarter of fiscal 2009. Net revenues reflect a 0.4 percent decrease in comparable store sales and a 0.3 percent decrease in net revenues from the direct-to-consumer channel.

•                  Operating income totaled $7.3 million compared to operating income of $8.3 million for the same period last year.

•                  Net income totaled $6.2 million, or $0.36 per diluted share, based on 17.2 million fully diluted shares outstanding, as compared to net income of $6.8 million or $0.42 per diluted share, based on 16.1 million fully diluted shares outstanding in last year’s second quarter.

•                  As of July 3, 2010, the Company had $27.6 million of outstanding borrowings under its credit facility and borrowing availability of $44.5 million. This compares to $28.0 million of outstanding borrowings under its credit facility, and $41.7 million of borrowing availability at July 4, 2009.

•                  During the second quarter ended July 3, 2010, the company opened three new stores in two new markets.  The Company also signed a lease for a property in Naples, Florida for the opening of a retail store in the fourth quarter of fiscal 2010.

•                  Average store inventory declined 1.3 percent at July 3, 2010 as compared to July 4, 2009.

Martin Hanaka, Chairman and Chief Executive Officer of Golfsmith, commented, “While second quarter financial results did not meet our expectations, we were encouraged by the sequential improvement in our comparable store sales each month and by the progress we made in our direct-to-consumer business.  Also, conversion rates increased across all regions due to improvements in store operations and inventory planning efforts. Traffic trends in most stores improved throughout the quarter, although our west coast region remains more pressured than other parts of the country by the macroeconomic environment.  Although our second quarter sales remained challenged by the continued difficult retail environment, we are pleased with the advances we have made in our operational initiatives and remain confident that we are on the right strategic path.”

Year-to-Date Results

•                  Net revenues were $185.7 million for the six-month period ended July 3, 2010 as compared to net revenues of $183.6 million for the same period last year. Net revenues reflect a 0.6 percent decrease in comparable store sales and a 5.9 percent decrease in net revenues from its direct-to-consumer channel.

•                  Operating income totaled $2.0 million as compared to operating income of $2.9 million for the first six months of last year. The Company recorded a $0.5 million non-recurring charge, or $0.03 per diluted share, related to severance associated with organizational changes in the first quarter of 2009.

•                  Net income totaled $1.4 million, or $0.08 per diluted share based on 16.9 million fully diluted shares outstanding, compared to net income of $1.7 million, or $0.10 per diluted share based on 16.0 million fully diluted shares outstanding for the six-month period ended July 4, 2009.

Conference Call Information:

The company will host a conference call today, July 29th at 9:00 a.m. (eastern time) to discuss the second quarter fiscal 2010 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 888-203-1112 (U.S.) or 719-457-0820 (international) and entering passcode 1064670.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF) has been in business for over 40 years and is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in more than 70 stores across the United States, through its Internet site at www.golfsmith.com and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net revenues	$118,046,216	$114,796,870	$185,694,755	$183,589,774
Cost of products sold	76,718,948	74,719,386	121,603,003	120,741,824
Gross profit	41,327,268	40,077,484	64,091,752	62,847,950

Selling, general and administrative	33,781,308	31,780,003	61,634,234	59,880,859
Store pre-opening/closing expenses	207,928	45,312	457,666	110,611
Total operating expenses	33,989,236	31,825,315	62,091,900	59,991,470

Operating income	7,338,032	8,252,169	1,999,852	2,856,480

Interest expense	(281,374)	(314,723)	(449,305)	(791,863)
Other income (expense), net	(2,294)	(10,387)	24,546	46,363
Income before income taxes	7,054,364	7,927,059	1,575,093	2,110,980

Income tax expense	(858,833)	(1,145,355)	(208,544)	(455,589)

Net income	$6,195,531	$6,781,704	$1,366,549	$1,655,391

Net income per common share:
Basic	$0.38	$0.42	$0.08	$0.10
Diluted	$0.36	$0.42	$0.08	$0.10

Weighted average number of common shares outstanding:
Basic	16,190,670	16,061,194	16,140,885	16,046,689
Diluted	17,151,010	16,126,393	16,887,495	16,046,890

Golfsmith International Holdings, Inc.

Condensed Consolidated Balance Sheets

	July 3,	July 4,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash	$2,751,813	$5,634,633
Receivables, net of allowances	2,419,267	2,028,259
Inventories	95,266,285	93,096,713
Prepaid expenses and other current assets	10,835,373	13,072,353
Total current assets	111,272,738	113,831,958

Property and equipment, net	59,314,113	57,596,176
Intangible assets, net	25,748,557	25,980,053
Other long-term assets	1,178,731	1,176,787

Total assets	$197,514,139	$198,584,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,410,774	$66,595,934
Accrued expenses and other current liabilities	18,069,391	16,580,847
Total current liabilities	86,480,165	83,176,781

Deferred rent liabilities	13,981,037	15,020,545
Long-term debt	27,576,000	27,967,000
Total liabilities	128,037,202	126,164,326

Total stockholders’ equity	69,476,937	72,420,648

Total liabilities and stockholders’ equity	$197,514,139	$198,584,974